Exhibit 99.1

FOR IMMEDIATE RELEASE

ANN INC. Reports First Quarter 2011 EPS of $0.51,

an Increase of 34% over First Quarter 2010

— Total Company Sales Increase 10%; Comparable Sales Increase 8% —

— Company Increases Full Year Outlook —

New York, NY, May 20, 2011 – ANN INC. (NYSE: ANN) today reported results for the fiscal first quarter of 2011, ended April 30, 2011. The Company also provided its outlook for the second quarter of 2011 and increased its outlook for the full year.

For the fiscal first quarter of 2011, the Company reported earnings per diluted share of $0.51, compared with earnings per diluted share of $0.38 in the first quarter of 2010.

Kay Krill, President and CEO, commented, “ANN INC. delivered a very strong first quarter performance, achieving significant double-digit growth in sales, earnings and earnings per share. We are particularly gratified that this performance came on top of very strong results in last year’s first quarter, as comparable sales for the Company rose 8% on top of last year’s 14% increase, with both the Ann Taylor and LOFT brands delivering positive comparable sales.

“Looking ahead, and coming off of a very strong April in both brands, we fully expect to deliver positive comparable sales performance in both brands and across all channels for the second quarter. We are also well-positioned to achieve continued profitable growth in 2011 and beyond.”

Fiscal 2011 First Quarter Results

Total net sales for the first quarter of fiscal 2011 were $523.6 million, compared with net sales of $476.2 million in the first quarter of fiscal 2010. By brand, net sales across all channels of the Ann Taylor brand totaled $222.9 million in the first quarter of 2011, compared with net sales of $198.4 million in the first quarter of 2010. At the LOFT brand, net sales across all channels totaled $300.8 million in the first quarter of 2011, compared with net sales of $277.8 million in the first quarter of 2010.

Total Company comparable sales for the quarter increased 7.8% versus the first quarter of 2010. At Ann Taylor, total brand comparable sales increased 15.3%, reflecting increases of 13.7% at Ann Taylor stores, 43.1% in the Ann Taylor e-commerce channel and 9.2% in the Ann Taylor Factory channel. At LOFT, total brand comparable sales were up 2.4%, reflecting a slight decrease of 1.0% at LOFT stores, which was more than offset by increases of 32.8% in the LOFT e-commerce channel and 15.7% in the LOFT Outlet channel. (Please refer to Table 3 for a breakdown of sales by brand and channel.)

Gross margin, as a percentage of net sales, was 57.3%, versus the record 59.4% gross margin rate achieved in the first quarter of 2010. The strong gross margin performance in the first quarter of 2011 reflected solid product execution at both brands, offset by a promotional strategy to drive traffic and mitigate the combined impact of an unseasonably cool Spring, a very late Easter holiday and a highly competitive promotional environment.

Selling, general and administrative expenses for the first quarter of 2011 were $254.0 million versus $243.8 million reported in the first quarter of 2010. As a percentage of net sales, selling, general and administrative expenses declined 270 basis points versus the prior year to 48.5%. This decline in expenses as a percentage of net sales reflected substantially higher net sales and continued aggressive management of expenses, partially offset by costs associated with the Company’s accelerated factory outlet strategy as well as an increase in variable costs associated with higher sales versus the 2010 period.

The Company reported operating income of $45.9 million for the quarter, compared with operating income of $38.7 million in the first quarter of 2010. Net income for the first quarter was $27.3 million, or $0.51 per diluted share, compared with net income of $22.6 million, or $0.38 per diluted share in the first quarter of 2010.

The Company ended the quarter with approximately $104 million in cash and cash equivalents, following the previously-reported repurchase of approximately 4.2 million shares totaling $100 million during the fiscal first quarter of 2011.

Total inventory per square foot, excluding e-commerce, at the end of the fiscal first quarter of 2011 increased 9%, in line with our comparable sales performance, and reflected incremental inventory to support the opening of 44 factory outlet stores in the first half of fiscal 2011. Inventory per square foot increased 20% at Ann Taylor stores and declined 6% at LOFT stores.

During the first quarter of fiscal 2011, the Company opened 32 stores, comprised of three LOFT stores, 25 LOFT Outlet stores, and four Ann Taylor Factory stores. During the quarter, the company closed five LOFT stores. The total store count at the end of the fiscal first quarter was 923, comprised of 266 Ann Taylor stores, 500 LOFT stores, 96 Ann Taylor Factory stores and 61 LOFT Outlet stores.

Outlook for Fiscal Second-Quarter and Full-Year 2011

For the fiscal second quarter of 2011, the Company expects total net sales to be $550 million, reflecting a total Company comparable sales increase in the mid-single digits. Gross margin rate performance is expected to be approximately 55.5%. Selling, general and administrative expenses are estimated to be $265 million, with the increase versus last year primarily reflecting support for the Company’s strategic growth initiative to accelerate factory outlet expansion in the first half of fiscal 2011, as well as the second quarter 2011 impact of 18 new LOFT outlet stores opened in the second half of fiscal 2010. Earnings per diluted share for the second quarter of 2011 is anticipated to be slightly higher than the current consensus of analyst expectations.

In terms of fiscal 2011, the Company increased its expectations for the year, as follows:

•	The Company currently expects fiscal 2011 total net sales to approach $2.2 billion, reflecting a total Company comparable sales increase in the mid-single digits.

•	Gross margin rate performance is expected to be in line with the record gross margin rate of 55.8% achieved in fiscal 2010.

•

Selling, general and administrative expenses, as a percentage of net sales, are expected to improve nearly 100 basis points to 48.5%, reflecting continued disciplined expense management and more than $200 million in anticipated sales growth versus fiscal 2010. Total SG&A expenses in fiscal 2011 are expected to be approximately $1.065 billion, compared with $979 million in fiscal 2010. The overall increase primarily reflects support for the Company’s 2011 strategic growth initiatives, as follows:

•	Approximately $35 million of incremental expense associated with 44 factory outlet locations scheduled to open in fiscal 2011, as well as the full year impact in 2011 of the 2010 LOFT Outlet openings;

•	$25 million in variable store operating costs to support continued sales momentum at the Ann Taylor brand and top line growth at the LOFT brand;

•	$15 million in incremental brand marketing investment to drive traffic growth to all channels, as well as continued investment in our high growth e-commerce business, and;

•	$5 million associated with reinstatement of the Company’s 401k match and $5 million associated with merit increases.

•	The Company’s effective tax rate is expected to be approximately 40%.

•	Capital expenditures are expected to be approximately $130 million, reflecting investments of approximately:

•	$60 million in support of approximately 80 new stores for both brands;

•	$25 million to support approximately 35 downsizes and remodels, largely associated with the accelerated conversion of select Ann Taylor stores to the new, more productive, smaller store format;

•	$20 million for store renovation and refurbishment programs, primarily for LOFT stores, and;

•	$25 million to support continued investment in information technology and our high-growth e-commerce channel.

•

Total weighted average square footage for fiscal 2011 is expected to increase approximately 4% by year-end, reflecting the opening of approximately 80 new stores, partially offset by approximately 30 store closures and the impact of downsizes. The Company expects to have approximately 945 stores at fiscal year-end, and,

•	The Company expects to maintain its healthy balance sheet, including a disciplined approach to inventory management throughout the fiscal year.

About ANN INC.

ANN INC. is the parent Company of Ann Taylor and LOFT, two of the leading women’s specialty retail fashion brands in the United States. The Company operates 923 Ann Taylor, Ann Taylor Factory, LOFT and LOFT Outlet stores in 46 states, the District of Columbia and Puerto Rico as of April 30, 2011, as well as online at AnnTaylor.com and LOFT.com. Visit ANNINC.com for more information (NYSE: ANN).

Investor Contact:	Press Contact:
Judith Lord	Catherine Fisher
Vice President, Investor Relations	Vice President, Corporate Communications
ANN INC.	ANN INC.
212-541-3300 ext. 3598	212-541-3300 ext. 2199

FORWARD-LOOKING STATEMENTS

Certain statements in this press release are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements may use the words “expect”, “anticipate”, “plan”, “intend”, “project”, “may”, “believe” and similar expressions. Forward-looking statements also include representations of the expectations or beliefs of the Company concerning future events that involve risks and uncertainties, including:

•	the Company’s ability to anticipate and respond to changing client preferences and fashion trends and provide a balanced assortment of merchandise that satisfies client demands in a timely manner;

•	the effectiveness of the Company’s brand awareness and marketing programs, and its ability to maintain the value of its brands;

•	the Company’s ability to manage inventory levels and changes in merchandise mix;

•	the impact of fluctuations in sourcing costs, in particular increases in the costs of raw materials, labor, fuel and transportation;

•

the Company’s ability to successfully upgrade and maintain its information systems, including adequate system security controls, successful transitioning of certain information technology functions to third parties and the ability to operate in accordance with its business continuity plan in the event of a disruption;

•	the performance and operation of the Company’s websites and the risks associated with Internet sales;

•	the Company’s reliance on key management and its ability to hire, retain and train qualified associates;

•	the Company’s ability to successfully manage store growth and optimize the productivity and profitability of its store portfolio;

•

the Company’s reliance on foreign sources of production and the associated risks of doing business in foreign markets, including fluctuations in the value of the U.S. dollar against foreign currencies, the imposition of duties or other possible trade law or import restrictions, including legislation relating to import quotas, and financial or political instability in any of the countries in which the Company’s merchandise is manufactured;

•

the Company’s reliance on third party manufacturers and key vendors, including operational risks such as reduced production capacity, errors in complying with merchandise specifications, insufficient quality control and failure to meet production deadlines;

•	the Company’s ability to secure and protect trademarks and other intellectual property rights;

•	the Company’s ability to successfully execute brand goals, objectives and new concepts;

•

the Company’s dependence on its Louisville distribution center and third-party transportation companies, including any significant interruptions due to work stoppages, slowdowns or strikes by employees of the transportation companies;

•	the continuation of depressed levels of consumer spending and consumer confidence resulting from the worldwide economic downturn and financial crisis;

•	the impact of a privacy breach and the resulting effect on the Company’s business and reputation;

•	a significant change in the regulatory environment applicable to the Company’s business and the Company’s ability to comply with legal and regulatory requirements;

•	the failure by independent manufacturers to comply with the Company’s social compliance program requirements;

•	the effect of continued uncertainty in the global economy on the Company’s liquidity and capital resources;

•	the effect of competitive pressures from other retailers;

•	the impact on the Company’s stock price of fluctuations in the Company’s level of sales and earnings growth;

•

acts of war or terrorism in the United States or worldwide, and the potential impact of natural disasters and public health concerns, including severe infectious diseases, particularly on the Company’s foreign sourcing offices and the manufacturing operations of the Company’s vendors;

•	the Company’s ability to sustain the results of its restructuring program;

•	the Company’s ability to realize its deferred tax assets;

•	the effect of external economic factors on the Company’s future funding obligations for its defined benefit pension plan;

•	the Company’s dependence on shopping malls and other retail centers to attract customers; and

•	the impact of potential consolidation of commercial and retail landlords on the Company’s ability to negotiate favorable rental terms.

Further description of these risks and uncertainties and other important factors are set forth in the Company’s latest Annual Report on Form 10-K, including but not limited to Item 1A – Risk Factors and Item 7 – Management’s Discussion and Analysis of Financial Condition and Results of Operations therein, and in the Company’s other filings with the SEC. Although these forward-looking statements reflect the Company’s current expectations concerning future events, actual results may differ materially from current expectations or historical results. The Company does not assume any obligation to publicly update or revise any forward-looking statements at any time for any reason.

ANN INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the Quarters Ended April 30, 2011 and May 1, 2010

(unaudited)

Table 1.

	Quarter Ended
	April 30, 2011	May 1, 2010
	(in thousands, except per share amounts)

Net sales	$523,628	$476,181
Cost of sales	223,676	193,290

Gross margin	299,952	282,891
Selling, general and administrative expenses	254,033	243,799
Restructuring charges	—	385

Operating income	45,919	38,707
Interest income	235	226
Interest expense	280	405

Income before income taxes	45,874	38,528
Income tax provision	18,560	15,912

Net income	$27,314	$22,616

Earnings per share:

Basic earnings per share	$0.52	$0.38

Weighted average shares outstanding	52,082	57,406

Diluted earnings per share	$0.51	$0.38

Weighted average shares outstanding, assuming dilution	53,089	58,393

ANN INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

April 30, 2011, January 29, 2011 and May 1, 2010

(unaudited)

Table 2.

	April 30, 2011	January 29, 2011	May 1, 2010
	(in thousands, except share amounts)
Assets
Current assets
Cash and cash equivalents	$104,295	$226,644	$207,129
Short-term investments	—	—	5,704
Accounts receivable	28,126	17,501	31,582
Merchandise inventories	223,628	193,625	199,620
Refundable income taxes	26,511	26,631	24,443
Deferred income taxes	26,163	28,145	32,281
Prepaid expenses and other current assets	58,169	57,367	43,539

Total current assets	466,892	549,913	544,298
Property and equipment, net	342,811	332,489	348,055
Deferred income taxes	26,950	31,224	32,071
Other assets	12,704	13,194	8,042

Total assets	$849,357	$926,820	$932,466

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$100,734	$97,330	$90,208
Accrued salaries and bonus	15,533	29,346	18,144
Current portion of long-term performance compensation	14,575	—	—
Accrued tenancy	42,523	42,620	43,608
Gift certificates and merchandise credits redeemable	41,264	49,103	39,455
Accrued expenses and other current liabilities	61,567	63,509	87,291

Total current liabilities	276,196	281,908	278,706
Deferred lease costs	163,439	165,321	175,754
Deferred income taxes	966	850	1,119
Long-term performance compensation, less current portion	23,296	32,299	15,757
Other liabilities	23,314	22,997	16,893

Commitments and contingencies

Stockholders’ equity
Common stock, $.0068 par value; 200,000,000 shares authorized; 82,563,516, 82,554,516 and 82,489,828 shares issued, respectively	561	561	561
Additional paid-in capital	794,924	801,140	782,119
Retained earnings	515,005	487,691	436,910
Accumulated other comprehensive loss	(2,316)	(2,378)	(4,078)
Treasury stock, 30,514,994, 27,205,853 and 23,698,496 shares, respectively, at cost	(946,028)	(863,569)	(771,275)

Total stockholders’ equity	362,146	423,445	444,237

Total liabilities and stockholders’ equity	$849,357	$926,820	$932,466

ANN INC.

Brand Sales and Store Data

For the Quarters Ended April 30, 2011 and May 1, 2010

(unaudited)

Table 3.

	Quarter Ended
Sales and Comparable Sales	April 30, 2011		May 1, 2010
	Sales	Comp % (1)	Sales	Comp % (1)
	($ in thousands)
Ann Taylor brand
Ann Taylor Stores	$125,379	13.7%	$115,265	15.1
Ann Taylor e-commerce	29,461	43.1%	20,871	50.7

Subtotal	154,840	18.3%	136,136	19.3
Ann Taylor Factory	68,035	9.2%	62,227	10.7

Total Ann Taylor brand	$222,875	15.3%	$198,363	16.4

LOFT
LOFT Stores	$239,099	(1.0)%	$243,077	9.3
LOFT e-commerce	28,293	32.8%	21,515	59.9

Subtotal	267,392	1.7%	264,592	12.1
LOFT Outlet	33,361	15.7%	13,226	24.1

Total LOFT brand	$300,753	2.4%	$277,818	12.5

Total Company	$523,628	7.8%	$476,181	14.1

	Quarter Ended
Stores And Square Footage	April 30, 2011		May 1, 2010
	Stores	Square Feet	Stores	Square Feet
	(square feet in thousands)
Ann Taylor brand
Ann Taylor Stores	266	1,450	283	1,537
Ann Taylor Factory	96	690	92	668

Total Ann Taylor brand	362	2,140	375	2,205

LOFT brand
LOFT Stores	500	2,917	510	2,996
LOFT Outlet	61	437	18	123

Total LOFT brand	561	3,354	528	3,119

Total Company	923	5,494	903	5,324

Number of:
Stores open at beginning of period	896	5,283	907	5,348
New stores	32	244	—	—
Expanded/(downsized) stores (2)	—	(3)	—	(4)
Closed stores	(5)	(30)	(4)	(20)

Stores open at end of period	923	5,494	903	5,324

Converted stores (3)	—	—	5	—

(1)	A store is included in comparable sales in its thirteenth month of operation. A store with a square footage change of greater than 15% is treated as a new store for the first year following its reopening.
(2)	During the quarter ended April 30, 2011, the Company downsized one Ann Taylor store. During the quarter ended May 1, 2010, the Company downsized two Ann Taylor stores.
(3)	During the quarter ended May 1, 2010, the Company converted five Ann Taylor stores to LOFT stores. No stores were converted during the quarter ended April 30, 2011.